Exhibit 10.26
LEAVE & LICENSE AGREEMENT
THIS LEAVE AND LICENSE AGREEMENT is executed at Mumbai on this day, the 2nd of December, 2005
Between
Fitech Equipments (India) Private Limited, a company incorporated under the Companies Act, 1956 having its registered office at 4, Champaklal Udyog Bhavan, Sion (East), Mumbai — 400 022 (hereinafter called “the Licensor” which expression shall, unless repugnant to the context or meaning thereof, mean and include its successors and assigns) on the One Part.
And
Thomas Weisel International Private Limited, also a company incorporated under the Companies Act, 1956 having its registered office at Peninsula Chambers, Peninsula Corporate Park, Ganpatrao Kadam Marg, Lower Parel, Mumbai — 400 013 (hereinafter called “the Licensee” which expression shall, unless repugnant to the context or meaning thereof, mean and include its successors and assigns) of the Other Part.
WHEREAS:
(a)	The Licensor is a shareholder of Free Press House Limited (“the Company”), a company incorporated under the Companies Act, 1956 having its registered office at Free Press House, Free Press Journal Marg, 215, Nariman Point, Mumbai — 400 021;

(b)	The Company is the owner of the building known as “Free Press House” situated at Free Press Journal Marg, 215, Nariman Point, Mumbai — 400 021;

(c)	As such shareholder, the Licensor holds 6525 equity shares of Re.1/- each (fully paid-up) under certificate Nos. 349, 375 & 276 transferred/endorsed by the Company;

(d)	As such shareholder, the Licensor is beneficially entitled to the use and occupation of Commercial Unit No. 55 on the 5th floor of Free Press House together with the right to use one open car park No. 6 in the compound of the building;

(e)	The Licensee has requested the Licensor to give on license the Commercial Unit (and the right to use the one car park) from 1 December 2005 for a period of 36 (thirty six) months;

(f)	Before signing this Agreement, the Licensor has obtained the permission/approval of the Society dated November 8, 2005, to license the Unit to the Licensee, and given a copy thereof to the Licensee. The Licensor has also given to the Licensee, copies of title papers to the Unit/car parks (including share certificate, latest maintenance bill/receipt raised by the Company, latest property taxes bill/receipt, approved 5th floor plan, and Memorandum/Articles of Association of the Company).

(g)	Parties wish to reduce the terms of their license as under:-
NOW THIS AGREEMENT WITNESSES AS FOLLOWS:-
1.	The Licensor hereby grants to the Licensee and the Licensee hereby accepts from the Licensor, a bare non-transferable license to use and occupy Commercial Unit No. 55 on the 5th floor of the building known as “Free Press House” situated at Free Press Journal Marg, 215, Nariman Point, Mumbai — 400 021 (more particularly described in Schedule ‘A’ hereto) and called “Unit” for a period of 36 (thirty six) months commencing from 1 December 2005 to 30 November 2008 (both days inclusive). The Licensor also hereby permits the Licensee to use open car park No. 6 in the compound of the building for the duration of the license.

2.	In consideration of this Agreement, the Licensee will pay to the Licensor a lump sum monthly license fee of Rs. 4,07,825/- (Rupees Four Lakh, Seven Thousand, Eight Hundred & Twenty Five only) as under:-

The Licensee will have a license free period for the first month of the license, that is, for the month of December 2005. For the period January 2006 to December 2006, the Licensee will pay the monthly license fee to the Licensor in advance every month by the 10th of every month for which it becomes due. For the period January 2007 till the end of the license, the Licensee will pay the monthly licensee fee quarterly in advance by the 10th of every quarter for which it is due. The Licensee will deduct appropriate tax at source from the aforesaid license fees and provide to the Licensor a consolidated TDS certificate at the end of every year.

3.	Simultaneously with signing this Agreement, the Licensee has paid to the Licensor interest free refundable security deposit of Rs.30,08,280/- (Rupees Thirty Lakh, Eight Thousand, Two Hundred and Eighty only) by a cheque drawn in the name of the Licensor. The Licensor acknowledges receipt. Subject to clause 9 below, the Licensor shall return the deposit to the Licensee, without interest, on the expiry or earlier termination of this license.

4.	Parties agree that -
(a)	If the Licensee fails to remove itself and its belongings from the Unit on the expiry or earlier termination of the license (the Licensor being able and willing to refund the deposit), the Licensee will be liable to pay for each day of default, liquidated damages of Rs.27,188/- (Rupees Twenty Seven Thousand, One Hundred & Eighty Eight only) to the Licensor, without prejudice to all the other rights under law of the Licensor;

(b)	If the Licensee is willing to remove itself and its belongings from the Unit on the expiry or earlier termination of this license but the

Licensor, for any reason whatsoever, fails or is unable to refund the security deposit, the Licensee shall be entitled to remain in occupation of the Unit without paying any license fee or other charges until the Licensor refunds the same together with interest at the rate of 12% per annum from the date of a written demand made in that behalf. This right of the Licensee will be without prejudice to such other rights as the law may provide to the Licensee.
5.	The Licensee will use the Premises to conduct its business of financial services.

The Licensor agrees that the Licensee will be entitled to permit the Business Partners of the Licensee to use any portion of the Unit; provided the Licensor shall first be given prior written one month’s notice and a right to object to any Business Partner if the occupancy by such Business Partner would have an adverse affect on the operations, security or reputation of the Unit or Building. The Licensor undertakes to grant its consent expeditiously and not to withhold it unreasonably. Any Business Partner occupying a portion of the Unit shall confirm in writing to the Licensor that it will promptly vacate the Unit and remove its belongings on termination of this License. For the purpose of this sub-clause, Business Partners will mean and include entities directly affiliated with the operations of the Licensee in Mumbai. The Licensee agrees to indemnify, defend and hold the Licensor harmless from and against any claim that such Business Partners are licensees of the Licensor, including without limitation, provisions of Section 55 of the Maharashtra Rent Control Act, 1999. The provisions contained in this paragraph shall not be deemed to be an assignment or a transfer of this license to the Business Partners.

6.	Parties agree that there will be a lock-in period of 21 (twenty one) months from December 2005. In other words, from 1 December 2005 to31 August 2007, the Licensee shall not be able to terminate or cancel this license, except as provided below.

From 1 September 2007, the Licensee may at its option, terminate this license without any reason by giving three months’ previous written notice to the Licensor.

Parties agree that, whether within or outside the lock-in period, the Licensee will be able to terminate this license if the Licensor commits default under this Agreement or an event of Force Majeure occurs. For the purpose of this sub-clause, Force Majeure will include fire, tempest, earthquake, lightening, explosion, terrorist attack or any other cause or event by reason of which the Unit becomes unfit for occupation or use as an office. Instead, the Licensee may not terminate the license, but move out of the Unit for a reasonable period to enable the Licensor to reinstate the Unit. For this period (not exceeding 30 days), the Licensee will not be responsible to pay any license fees or other costs to the Licensor.

Parties also agree that the Licensor will not be entitled to terminate this license for the entire license period, unless the Licensee commits a breach under this Agreement.
7.	The Licensee (including its employees, agents, clients, representatives and visitors) will have full and free access to the Unit 7 days a week, 24 hours a day and 365 days year, subject to the restrictions on the part of the Company for normal maintenance of elevators, etc. The Licensor confirms that this right of full and free access to the Licensee is and will be in consonance with the rules and regulations of the Company.

8.	The Licensor represents and warrants to the Licensee as under:-
(a)	to regularly pay all existing and future outgoings including amounts payable to the Company, maintenance charges, Municipal property taxes, non-occupancy charges and such other costs, fees, taxes, premiums, and rates as may be payable with respect to the Shares / Unit throughout the term of this Agreement and keep the Licensee fully indemnified in that behalf;

(b)	to provide current electricity load through the electric meter for the Unit. If the Licensee requires additional power, the Licensee shall be at liberty to apply therefore to the Power Distribution Company. The Licensor undertakes to assist the Licensee to obtain the additional power load at the cost of the Licensee, and to sign necessary papers;

(c)	if the Licensor is able to obtain any additional car parking space from the Company in the building compound, the Licensor undertakes to offer the same to the Licensee on a mutually agreeable monthly fee;

(d)	to ensure that the Building Management of the building provide adequate sewage connections to the toilets, pantry/kitchen facilities for the Unit;

(e)	to ensure that the Licensee has access to shafts for all riser and telecommunication cables to the premises;

(f)	to ensure that the Licensee receives continuous water supply to the Unit in consonance with the rules and regulations of the Company/building;

(g)	that the Licensee shall be entitled to install their own air-conditioning system in the Unit in consonance with the rules and regulations of the Company;

(h)	that the Licensee will be entitled to renovate and improve the Unit from inside and make all necessary non-structural alterations, additions and removals (subject to local Municipal regulations) at their own cost with prior written intimation to the Licensor. If necessary, Licensor will cooperate with the Licensee to obtain the necessary permissions;

(i)	that the Licensee shall be entitled to bring in loose furniture, fixtures, fittings and equipment into the Unit, use them for the license period, and without causing any damage to the structure of the Unit to remove them on the expiry or earlier termination of this license;

(j)	that the Licensee shall be entitled to have its own security arrangement (personnel and equipment) to the Unit at its own cost in addition to the building security, if any, already being provided by the Company ;

(k)	that only the Licensee and nobody else shall be permitted to display its signage, name plate and logo on the outside of the Unit at 5th floor lobby level adjacent to the entrance of the Unit. The Licensee will not be required to pay any additional fee for such display;

(l)	that the Licensor shall ensure that the Licensee’s name plate/signage (as provided by the Licensee or in consonance with the rules and regulations of the Company/building) is also displayed in the building directory at the ground floor lobby level of the building. The Licensee will not be required to pay any additional fee for such display;

(m)	that the Licensee shall be entitled to use the address of the Unit on its note papers, letterheads, communication materials, visiting cards, websites and all other official correspondence and documents.
The provisions of the above clauses and its sub-clauses shall be subject to matters beyond the reasonable control of the Licensor and shall also be subject to the building rules and regulations of the Company as the same are currently in place or may be subsequently amended.
9.	The parties agree that the Licensee shall maintain the said unit in good order and condition till the time it hands over quiet, vacant and peaceful possession to the Licensor as provided herein. The Licensee shall however whilst vacating and handing over the possession of the said Unit to the Licensor be at liberty to remove its equipment, furniture, fixtures and fittings installed by it in the said Unit without any interference from the Licensor provided however the Licensee does not in any manner whatsoever damage the said Unit. Parties expressly agree that the Licensee will be under no obligation whatsoever to reinstate the Unit in any manner at the time of handing over its possession on the expiry or earlier termination of this license.
10.	The Licensee will regularly pay all charges for the electricity consumed by it in the Unit on the basis of electricity meter installed for the Unit and keep the Licensor fully indemnified in that behalf.

11.	The Licensee shall use the Unit with due care and caution and, at Licensee’s expense, shall keep the same in good order and condition (reasonable wear and tear excepted).

12.	The Licensee undertakes to clear all telephone and other bills with respect to their use in the Unit before handing over its possession to the Licensor on the expiry or earlier termination of this Agreement; and keep the Licensor fully indemnified in that behalf.

13.	Save as permitted by the Licensor under clause 5 above, the Licensee shall not be entitled to assign the license or transfer the benefit of this Agreement to any other person or party.

14.	Nothing recorded in the Agreement shall be construed by the Licensee as creating any right, title, interest, easement, tenancy or sub-tenancy in favour of the Licensee in or over the Unit. The Licensee confirms that it has received only a bare non-transferable license and permissive right to use the Unit as aforesaid.

15.	If either Party commits a breach of its obligations under this Agreement, the other Party shall be entitled to give a written notice of 30 (thirty) days asking the Party in default to remedy the breach. On the last mentioned Party’s failure to do so, the non-defaulting Party shall be entitled to terminate the license forthwith. On termination, the Licensee will remove itself and its belongings from the Unit and handover possession of the Unit to the Licensor and the Licensor will simultaneously refund to the Licensee, the security deposit by a pay order drawn in the name of the Licensee and payable in Mumbai, less any amounts necessary to remedy any default by the Licensee.

16.	The Licensor shall not be liable or responsible for any loss or injury that may be caused as a result of any accident, theft, or riot or any other cause whatsoever to the furniture, fittings, fixtures or equipment of the Licensee or to its visitors and personnel.

17.	The Licensor hereby covenants to the Licensee -
(a)	that it is a shareholder of the Company;

(b)	that as such shareholder, it is absolutely entitled to the use and occupation of the Unit and car park No. 6;

(c)	that it has not created any mortgage (including equitable mortgage) or charge or other encumbrance whatsoever in the shares or the Unit or both;

(d)	that on payment of the license fee, the Licensee will be entitled to enjoy quiet and peaceful possession of the Unit and car park No. 6 during the term of this Agreement;

(e)	that if at any time during the license, the use by the Licensee of Unit and car parks is obstructed or hindered or otherwise adversely affected, the Licensor will indemnify and keep indemnified the Licensee in that behalf.

(f)	that if the Licensor at any time during the license period proposes to transfer its shares and the beneficial interest in the Unit, and car park No. 6, it shall do so with prior intimation to the Licensee of the proposed transfer and subject to the right of the Licensee under this

Agreement. The Licensor shall ensure that the transferee of the shares / Unit / car park No. 6 acknowledge the license by writing specifically to the Licensee and acknowledge the right of the Licensee to use the Unit/car parks for the entire license period.
18.	The Licensee will solely bear the stamp duty, registration charges payable on this Agreement. Any other statutory charges payable with respect to the Licensor granting the license under this Agreement will be shared and paid by both Parties equally.

19.	The Licensee will have the option to renew the license for a further period of up to 24 months, that is, from 1 December 2008 to 30 November 2010. The Licensee will intimate to the Licensor in writing, its decision to renew before 30 September 2008. Parties will at that time negotiate the terms and conditions on which the Licensor will renew the license. If parties do renew the license, they will enter into a fresh Leave & License Agreement, and stamp/register it in consonance with the law then in force.

20.	Any notice required to be given under this Agreement shall be deemed to be sufficiently given if served by a registered post A.D.,/hand delivery at the addresses given in the title to this Agreement.

21.	This Agreement shall be governed by the provisions of applicable prevailing statutes in Mumbai, State of Maharashtra.

22.	This agreement shall be subject to the provisions of Section 55 of the Maharashtra Rent Control Act, 1999.

23.	The original of this Agreement franked with the full stamp duty of Rs.30,200/- and registered with the Sub-Registrar of Assurances will be retained by the Licensor and its counterpart stamped with Rs.100/- will be retained by the Licensee.

IN WITNESS WHEREOF, the Parties have signed this Agreement on 2nd December 2005.
SCHEDULE
Unit No. 55, 5th floor, Free Press House, 215, Free Press Journal Marg, Nariman Point, Mumbai — 400 021 constructed on leasehold land bearing CS No. 1965 of Fort Division, being plot No. 215 of Backbay Reclamation Scheme, Block No. III at Nariman Point, Mumbai — 400 021 with one open car parking spaces no. 6.

Signed and delivered by the	]

wthinnamed Licensor	]

Fitech Equipment (India)	]	For Fitech Equipments (India) Pvt. Ltd.
/s/ Mithul Shah

Private Limited	]	Director

through its Authorized Signatory in	]

the presence of	]

Signed and delivered by the	]

wthinnamed Licensee	]

Thomas Weisel International	]	For Thomas Weisel International Pvt. Ltd.
/s/ Praveen Chakravarty

Private Limited	]	Authorized Signatory

through its Authorized Signatory in	]

the presence of	]

RECEIPT
Received from the Licensee under clause No. 3 above a sum of Rs. 30,08,280/- (Rupees Thirty Lacs, Eight Thousand, Two Hundred and Eighty only) by Cheque/Pay Order No. 000034 dated 2nd Dec. ‘05 drawn on Citibank.

We say received

For Fitech Equipments (India) Pvt. Ltd.
/s/ Mithul Shah

Director

Licensor

DATED THIS ____ DAY OF DECEMBER 2005

FITECH EQUIPMENTS (INDIA)
PRIVATE LIMITED	.. Licensor

AND

THOMAS WEISEL INTERNATIONAL
PRIVATE LIMITED	.. Licensee
LEAVE & LICENSE AGREEMENT
M/s. Desai & Diwanji
Advocates, Solicitors & Notaries
DMY: 30.11.2005